EXHIBIT 10.5

EXECUTION COPY

GENERAL COUNSEL AGREEMENT

This General Counsel Agreement (“Agreement”) entered into and made effective as of this 1st day of July, 2014 (the “Effective Date”), between Fuse Medical, Inc., with offices at 4770 Bryant Irvin Court, Suite 300, Fort Worth, Texas 76107 (“Company”) and Ross Eichberg, P.C. (hereinafter referred to as “General Counsel”) with an address of 358 Queen Anne Road, Stevensville, Maryland 21666 (each, a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Company desires to obtain the services of General Counsel as described in the body of this Agreement and the attached Exhibit “A” (“Services”); and

WHEREAS, General Counsel is in the business of providing such Services, and desires to provide them to Company; and

WHEREAS, General Counsel has unique knowledge, contacts, skills and abilities that it intends to provide to Company in this representation.

NOW, THEREFORE, in consideration of the terms, conditions and mutual promises contained herein, the Parties mutually agree as follows:

AGREEMENT

1. Scope of Work.

(a) General Counsel shall provide the Services according to the schedule and scope of work as set forth in Exhibit “A”, which is attached hereto and made a part of this Agreement by reference.

(b) General Counsel agrees to furnish all labor, supervision, and services needed to complete its obligations under this Agreement. General Counsel shall report and pay all taxes applicable to services that are furnished under this Agreement.

(c) General Counsel’s title shall be “General Counsel of Fuse Medical, Inc.”.

(d) General Counsel shall report to the Chief Executive Officer of the Company.

2. Term. This Agreement shall commence on the Effective Date (which may be advanced or delayed by mutual consent), and shall remain in effect for an initial five (5) year term and thereafter successive one year terms, until terminated by the occurrence of one or more of the following:

(a) Either Party provides written notice to the other Party not less than thirty (30) days prior to the end of the then current term, that such Party desires to terminate this Agreement at the end of the then current term; otherwise, this Agreement shall continue for another one year term; or

(b) Upon the bankruptcy of General Counsel, assignment for the benefit of creditors of General Counsel’s assets, or the appointment of a receiver for General Counsel’s assets; or

(c) Upon Company’s written notice to General Counsel that the Agreement is being terminated because of Cause. “Cause” means:

(i) an intentional tort (excluding any tort relating to a motor vehicle) by General Counsel which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(ii) any serious crime or intentional, material act of fraud or dishonesty by General Counsel against the Company;

(iii) the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or General Counsel;

(iv) habitual neglect of Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within thirty (30) days after written notice thereof by the Board to the General Counsel;

(v) the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within thirty (30) days after written notice thereof by the Board to the Executive; or

(vi) any material breach of the General Counsel’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within thirty (30) days after written notice thereof by the Board to the General Counsel.

(d) Upon the Company’s ninety (90) days’ written notice to General Counsel that the Agreement is being terminated Without Cause. In the event that the Company terminates this Agreement Without Cause, the Company shall provide General Counsel a lump sum equal to the base compensation for the remainder of the initial five (5)-year term or any one (1) year extension term, as applicable, that would have remained but for such termination Without Cause upon General Counsel’s execution and non-revocation of a general and specific release containing such terms and conditions as are necessary in the Company’s sole discretion and in a form acceptable to the Company, and non-disparagement, non-competition and confidentiality agreements consistent with the terms of this Agreement. Company shall prepare and deliver to General Counsel execution drafts of such agreements prior to, or simultaneously with, the termination Without Cause. The Company acknowledges that General Counsel would not have entered into this Agreement without the severance provisions set forth within this Paragraph 2(d) and Company desires to extend such provisions to General Counsel to induce General Counsel to leave the private practice of law with his current law firm. In return, General Counsel has agreed to be bound by the covenant not-to-compete for the full two (2) years described within Paragraph 16(a) of this Agreement following termination Without Cause.

3. Compensation/Expenses/Equity Interests.

(a) Company shall pay General Counsel (a) base compensation equal to the sum of $300,000 per year in 24 equal biweekly installments of Twelve Thousand Five Hundred Dollars ($12,500) in arrears during the term and any renewal terms hereof; (b) bonus compensation in such amount as the Board of Directors of Fuse may determine based upon General Counsel’s performance and the financial condition of the Company; and (c) a signing bonus payable on the Effective Date equal to $61,000.

(b) Company shall either include General Counsel and his family in its group health insurance policy or reimburse General Counsel for the cost of obtaining separate coverage, and shall include General Counsel in its Directors and Officers liability insurance policy (including an E&O endorsement) which Company warrants will be effective on or prior to the Effective Date.

(c) Company shall provide housing for General Counsel in Fort Worth and a reasonable allowance to cover weekly coach air travel between Fort Worth and Maryland for a period of two years. Such housing and travel allowance shall not exceed $2,500 per month. Company shall reimburse General Counsel for reasonable and customary business expenses incurred in connection with the business of the Company.

(d) General Counsel shall also have an equity participation in other future projects of the Company or its affiliates consistent with such opportunities made available to other members of the Company’s Executive Team. General Counsel will also be eligible to participate in the Company’s stock incentive plan when that is organized to the same extent as other members of the Executive Team.

4. Confidentiality. The Parties agree to keep confidential all confidential information that is generated or obtained in connection with or as a result of performing services under this Agreement, until the end of two (2) years following termination or completion of the terms of this Agreement. Notwithstanding the foregoing, the obligation to protect confidentiality shall not limit either Party’s right or obligation to record leases, memorandums of leases, make such other public record filings as are necessary to fully secure the benefits of this Agreement, or disclose information as required by law or by any government authority. The General Counsel shall not, without the prior written consent of the Company, use the Company’s name in any advertising or promotional literature or publish any articles relating to the Company, this Agreement, or the Services and shall not otherwise refer to the retention of General Counsel to render consulting services hereunder.

5. Relationship of Parties.

(a) Although General Counsel holds a title with the Company, it is understood and agreed that General Counsel is an independent contractor with respect to the performance of each and every part of this Agreement. General Counsel is solely responsible for the supervision, direction and control of General Counsel’s employees (if any), and shall be solely responsible for all labor and expenses in connection therewith. It is understood between the Parties that this is a contract for personal services, and that General Counsel may not substitute any other individual or assign this Agreement to perform the Services, without the express written consent of the Company. Company retains outside counsel for compliance and other specialized legal needs and such legal work is outside the scope of General Counsel’s services.

(b) The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties. The General Counsel is not authorized to enter into or commit the Company to any agreements, and the General Counsel shall not represent itself as the agent or legal representative of the Company except as set forth on business cards and other documentation provided by the Company.

(c) General Contractor represents that General Contractor maintains an independently established business and, if required by federal law, has obtained a federal tax identification number. General Contractor further acknowledges and warrants that while performing all services or work under this Agreement, General Contractor will be operating on behalf of an independently owned business which has fully complied with all legal requirements including but not limited to obtaining a federal tax identification number, registration with the applicable department(s) of labor, and maintenance of any required employer-sponsored benefit programs such as unemployment, worker’s compensation, medical, or disability insurance.

(d) Further, the General Counsel shall not be entitled to participate in any of the Company’s benefits, including without limitation any health or retirement plans except with the consent of the Company. The General Counsel shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

(e) The Company shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the General Counsel or any other person consulted or employed by the General Counsel in performing Services under this Agreement. All such costs shall be General Counsel’s responsibility.

6. Proprietary Rights.

(a) The General Counsel acknowledges that it has no right to or interest in its work or product resulting from the Services performed hereunder, or any of the documents, reports or other materials created by the General Counsel in connection with such Services, nor any right to or interest in any copyright therein. The General Counsel acknowledges that the Services and the products thereof (hereinafter referred to as the “Materials”) have been specially commissioned or ordered by the Company as “works made-for-hire’’ as that term is used in the Copyright Law of the United States, and that the Company is therefore to be deemed the author of and is the owner of all copyrights in and to such Materials.

(b) In the event that such Materials, or any portion thereof, are for any reason deemed not to have been works made-for-hire, the General Counsel hereby assigns to the Company any and all right, title, and interest General Counsel may have in and to such Materials, including all copyrights, all publishing rights, and all rights to use, reproduce, and otherwise exploit the Materials in any and all formats or media and all channels, whether now known of hereafter created. The General Counsel agrees to execute such instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, and protect the Company’s ownership of such Materials, and all other rights, title, and interest therein.

(c) Notwithstanding the foregoing, the Company acknowledges that the General Counsel’s ability to carry out the work required is heavily dependent upon the General Counsel’s past experience in the health care and pharmacy industries and in providing similar services to others and they expect to continue such work in the future. Subject to the confidentiality provisions herein, generic information communicated to the Company in the course of this project either orally, in the form of presentations, or in documents that report such general industry knowledge is not subject to the terms of section 6(a) and (b) above.

7. Warranty of Performance. The General Counsel represents and warrants that:

(a) The Services shall be performed in accordance with, and shall not violate, applicable laws, rules or regulations, and standards prevailing in the industry and the General Counsel shall obtain and maintain all permits or permissions required to comply with such laws, rules or regulations. Notwithstanding the foregoing, the Company waives any claims against the General Counsel relating to practicing law outside of the jurisdictions of the District of Columbia and Maryland where the principal of General Counsel is licensed to practice law.

(b) The Materials shall be original, clear, and presentable in accordance with generally applicable standards in the industry;

(c) The Materials will not contain libelous, injurious, or unlawful material and will not violate or in any way infringe upon the personal or proprietary rights of third parties, including property, contractual, employment, trade secrets, proprietary information, and non-disclosure rights, or any trademark, copyright, or patent, nor will they contain any format, instruction, or information that is inaccurate or injurious to any person, computer system, or machine;

(d) The General Counsel has full power and authority to enter into and perform its obligations under this Agreement; and

(e) The General Counsel will perform the Services in accordance with the specifications established by the Company.

8. Indemnification. Company shall defend, indemnify and hold the General Counsel harmless from any and all claims, liabilities, damages, taxes, fines, repayment obligations, or expenses, including court costs and reasonable attorneys’ fees (collectively, “Claims”), arising from any act or omission by the Company or its affiliates or their respective officers, partners, shareholders, directors, officers, employees or agents, or from the Company’s material breach of this Agreement. Without limiting the generality of the foregoing, the Company expressly agrees to indemnify and hold the General Counsel harmless from any and all Claims arising from or relating to: (a) any goods and/or services provided by or on behalf of the Company or its affiliates; (b) any other work engaged in by the Company or its affiliates outside of this Agreement; and/or (c) the Company’s and its affiliates’ compliance with federal and state laws (including but not limited to Medicare and Medicaid requirements, the Stark law, and the federal anti-kickback statute, false claims acts, and state versions of such statutes). Any adjudicated claims by the Company against General Counsel shall be funded solely by proceeds, if any, from the D&E and E&O policies that the Company may elect to procure for that purpose. This Section shall survive the termination of this Agreement for the period of the applicable statute of limitations or the tail provisions under such D&E and E&O policies whichever first occurs.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of its conflict of laws principles. Venue for any dispute shall be in Tarrant County, Texas.

10. Conflict of Interests. General Counsel may continue General Counsel’s outside law practice provided it does not materially detract from the performance of General Counsel’s duties hereunder. The Company hereby waives the appearance of any conflict of interest relating to General Counsel’s representation of any of General Counsel’s outside clients or any investments in any of their ventures. General Counsel’s clients include, among others, various principals and affiliates in the Crestview Group family of companies (including D. Alan Meeker who is an officer of the Company), the Mallick Group of Fort Worth, Texas and its affiliates, Frank Bonilla of Fort Worth, Texas and his affiliates, Acacia Health Pte Ltd., a Singapore company, and its affiliates, and World Health Industries, Inc. and its affiliates and various Texas Limited Partnerships whose function is to own compound pharmacies all of which are affiliated with The Crestview Group. In the event of an actual conflict of interest between the Company and such clients that cannot be amicably resolved, General Counsel shall recuse himself from representing either party in the transaction giving rise to the conflict but such recusal shall not prejudice General Counsel’s interests in this Agreement or ability to represent the Company or other client in unrelated matters. General Counsel may have other business interests and may participate in other investments or activities in addition to those relating to the Company and its affiliates. The Company and its affiliates shall not have any right, by virtue of this Agreement or otherwise, to share or participate in any other of General Counsel’s (or its affiliates) business interests, investments or activities or the income or proceeds derived therefrom. General Counsel shall have no liability to Company or its affiliates by reason of participating in any such other business, investment or activity.

11. Amendment. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by both Parties.

12. Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties, and supersedes all prior agreements, whether made orally or in writing.

13. Execution. This Agreement may be executed by facsimile in multiple counterparts, each of which shall together constitute one and the same instrument.

14. Assignment. The Company may freely assign this Agreement, in whole or in part. The General Counsel may not, without the written consent of the Company, assign, subcontract, or delegate its obligations under this Agreement, except that the General Counsel may transfer the right only to receive any amounts which may be payable to it for performance under this Agreement, and then only after receipt by the Company of written notice of such assignment or transfer.

15. Severability. In the event that any clause or provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such clause shall be deemed severed from this Agreement and the balance of the clause or provision shall be given full force and effect. In the event that any portion of the covenant in the following Section is found by a court of competent jurisdiction to be excessively broad in terms of geographic coverage, duration or scope or otherwise, then such provision shall be deemed modified to conform to the broadest interpretation consistent with applicable law in order to protect the Company from economic harm caused by General Counsel.

16. Covenant.

(a) General Counsel hereby expressly covenants and agrees that for a period of two (2) years following the date on which this Agreement terminates, whether such termination is upon expiration or termination of this Agreement, General Counsel will not serve as general counsel or otherwise provide legal advice for any transaction competitive with the Company unless such termination arose as a result of the default of the Company hereunder. For the avoidance of doubt, a transaction will be deemed “competitive” with the Company if the transaction provides any similar services offered by the Company to a client other than those persons or entities referenced in Section 10 above and/or such similar services (i) shall be performed in the United States and (ii) involves the distribution, provision of or sale of goods or services described in Section 16(b) below.

(b) For the avoidance of doubt, the business lines covered by clause 16(a) above shall be limited to the following: internal fixation products, bone substitute materials, compounding pharmacies, nutritional supplements, biological tissues, wound care or any other similar product service lines offered by the Company during the term of the Agreement. Notwithstanding the foregoing, nothing herein shall restrict General Counsel from providing legal services for any non-competitive services with respect to any persons or entities which had engaged him in a business transaction prior to the date hereof.

(c) General Counsel agrees that, except as may be required under compulsion of law or as part of General Counsel’s duties under this Agreement, General Counsel shall make no representations or statements, either direct or indirect (in the form of oral or written statements), to anyone (including but not limited to prospective clients, employers, existing or prospective customers or employees of the Company, or to any consultant, agent or representative of any customer of the Company, or to any representative or agent of the media) that disparages the Company, the Company’s past, present, or future performance, personnel, directors, executives, shareholders, operational conditions, services or organizational capabilities. The term “disparage” shall mean any statement which, directly or indirectly, creates a negative impression about the subject matter of the statement.

In the event that General Counsel breaches the covenant contained in this Paragraph 16, General Counsel agrees to pay to the Company at the Company’s election, either (i) as liquidated damages and not as a penalty, a sum equal to two times the aggregate amount of compensation paid by the Company to General Counsel pursuant to Paragraphs 3 during the term and any renewal hereof, together with all expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing its rights under this Paragraph 16, and (ii) the compensatory damages actually incurred by the Company arising from the breach. In addition, the parties agree that monetary damages are not an adequate remedy and are not easily ascertained so that the Company may seek equitable relief including an injunction to specifically enforce this covenant.

17. Review by Counsel. General Counsel and Company each confirms that General Counsel or the Company have had full and fair opportunity to review this Agreement with their respective legal counsel and discuss the terms hereof with such counsel.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first written above.

FUSE MEDICAL, INC.

By:	/s/ Alan Meeker
Alan Meeker, CEO

ROSS EICHBERG, PC

By:	/s/ Ross Eichberg
Ross Eichberg, Manager

EXHIBIT A: SERVICES

General charge of the ongoing legal affairs of the Company and its affiliated organizations.

Monitoring and liaison with outside transactional, litigation, compliance and regulatory legal counsel, and establishing budgets and other performance criteria with outside counsel.

Contract structuring, drafting and negotiation regarding the M&A, transactional and operational activities of the Company.

Coordinate with other executives within the Company to help those executives make legal, compliance and regulatory decisions consistent with legal requirements.

The duties of General Counsel shall be established by the Board of Directors from time to time and carried out and implemented under the direction of the Board of Directors.

Assistance in the drafting and preparation of any required public company documents required to be filed by the Company.